EXHIBIT 99.2

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                           Ridgewood Financial, Inc.

                                   Conversion
                                    Valuation
                                    Appraisal


                          Date Issued: August 25, 1998

                     Date of Market Prices: August 13, 1998

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
                               Table of Contents
                           Ridgewood Financial, Inc.
                             Ridgewood, New Jersey

INTRODUCTION                                                                   1
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1. OVERVIEW AND FINANCIAL ANALYSIS                                             3
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General Overview                                                               3
History                                                                        4
Strategic Direction                                                            5
Balance Sheet Trends                                                           6
Loan Portfolio                                                                 8
Investments                                                                   11
Investments and Mortgage-Backed Securities                                    12
Asset Quality                                                                 13
Funding Composition                                                           16
Asset/Liability Management                                                    18
Net Worth and Capital                                                         19
Income and Expense Trends                                                     20
Subsidiaries                                                                  25
Legal Proceedings                                                             25


2.  Market Area Analysis                                                      26
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Market Area Demographics                                                      27
Market area Deposit Characteristics                                           28


3.  Comparisons With Publicly Traded Thrifts                                  30
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Introduction                                                                  31
Selection Screens                                                             31
Selection Criteria                                                            33
Comparable Group Profiles                                                     35


4.  Market Value Determination                                                41
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Introduction                                                                  41
Balance Sheet Strength                                                        43
Asset Quality                                                                 46
Earnings Quality, Predictability and Growth                                   47
Market Area                                                                   51

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

Management                                                                    52
Dividends                                                                     53
Liquidity of the Issue                                                        55
Recent Regulatory Matters                                                     57
Market for Seasoned Thrift Stocks                                             57
Acquisition Market                                                            61
Adjustments to Value in Relation to the Comparable Group                      63



5.  Other Adjustments                                                         64
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Market for MHC Stocks                                                         64
Subscription Interest                                                         67


6.  Valuation                                                                 69
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Full Offering Value in Relation to Comparables                                70
MHC Value in Relation to MHC's                                                73
Valuation Conclusion                                                          75


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


                                List of Figures
                           Ridgewood Financial, Inc.
                             Ridgewood, New Jersey

Figure 1 - Current Facilities List                                             3
Figure 2 - Asset and Retained Earnings Chart                                   6
Figure 3 - Key Balance Sheet Data                                              7
Figure 4 - Key Ratios                                                          7
Figure 5 - Net Loans Receivable Chart                                          8
Figure 6 - Loan Mix as of June 30, 1998 Chart                                  9
Figure 7 - Loan Mix                                                           10
Figure 8 - Securities Chart                                                   11
Figure 9 - Investment Mix                                                     12
Figure 10 - Non-Performing Assets Chart                                       13
Figure 11 - Non-Performing Loans                                              14
Figure 12 - Allowance for Possible Loan and Lease Losses Chart                15
Figure 13 - Deposit and Borrowing Trend Chart                                 16
Figure 14 - Deposit Mix                                                       17
Figure 15  Interest Rate Sensitivity Gap                                      18
Figure 16 - Capital Analysis                                                  19
Figure 17 - Net Income Chart                                                  20
Figure 18 - Average Yields and Costs                                          21
Figure 19 - Spread and Margin Chart                                           22
Figure 20 - Income Statement Trends                                           23
Figure 21 - Profitability Trend chart                                         24
Figure 22 - Population Demographics                                           26
Figure 23 - Household Characteristics                                         27
Figure 24 - Market Share                                                      28
Figure 25 - Potential Comparables                                             32
Figure 26 - Comparables Eliminated                                            32
Figure 27 - Comparable Group                                                  33
Figure 28 - Key Financial Indicators                                          39
Figure 29 - Key Balance Sheet Data                                            43
Figure 30 - Balance Sheet Growth Data                                         44
Figure 31 - Capital Data                                                      45
Figure 32 - Asset Quality Table                                               46
Figure 33 - Net Income Trend                                                  48
Figure 34 - Profitability Data                                                49
Figure 35 - Income Statement Data                                             50
Figure 36 - Dividend Data                                                     54
Figure 37 - Market Capitalization Data                                        55
Figure 38 - SNL Thrift Index Chart                                            57
Figure 39 - Historical SNL Index                                              58
Figure 40 - Equity Indices                                                    58
Figure 41 - Historical Market Indices                                         59
Figure 42 - Historical Rates                                                  59
Figure 43 - Deals for Last Fourteen Quarters                                  61
Figure 44 - Deal Multiples                                                    62
Figure 45 - MHC Reorganizations (Since 1/1/97) Pro Forma Data                 64
Figure 46 - MHC Reorganizations (Since 1/1/97) Price Appreciation             64
Figure 47 - MHC Trading Multiples                                             65

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

Figure 48 - Recent Second Step Price Change, Since 1/1/97                     65
Figure 49 - MHC Trading Discount                                              66
Figure 50 - Recent Standard Conversion Performance                            68
Figure 51 - Value Range Full Offering Data                                    70
Figure 52 - Value Range Offering Data                                         71
Figure 53 - Comparable Pricing Multiples to the Banks Pro forma Midpoint 71 Figure 54 - Comparable Pricing Multiples to the Banks Pro forma Supermaximum 72
Figure 55 - Value Range MHC Offering Data                                     63
Figure 56 - Value Range Offering Data                                         73
Figure 57 - MHC Pricing Multiples to the Banks Pro forma Midpoint             74
Figure 58 - MHC Pricing Multiples to the Banks Pro forma Supermaximum         74

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



                                List of Exhibits
                           Ridgewood Financial, Inc.
                             Ridgewood, New Jersey

Exhibit
-------

     1    Profile of FinPro, Inc.

     2    Balance Sheets

     3    Statements of Income

     4    Statements of Changes in Net Worth

     5    Statements of Cash Flows

     6    Selected Data on All Public Thrifts

     7    Industry Multiples

     8    Recent Standard Conversions 1997 to Date

     9    MHC Conversions 1997 to Date

     9A   All MHC Conversions

     10   Appraisal Pro Forma June 30, 1998 - Full Offering 12 Months Data
          Adjusted

     11   Appraisal Pro Forma June 30, 1998 -  MHC 12 Months Data djusted

     12   Offering Circular Pro Forma June 30, 1998 - MHC 12 Months Data
          Unadjusted

     13 Offering Circular Pro Forma December 31, 1997 - MHC 6 Months Data Unadjusted

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
Conversion Valuation Appraisal Report                                   Page 1-1
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Introduction
This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") of Ridgewood Financial, Inc. in connection with the Reorganization and stock issuance (the "Reorganization") of Ridgewood Savings Bank of New Jersey (the "Bank") from a New Jersey chartered mutual savings bank to a New Jersey chartered stock savings bank. As part of the reorganization, the Bank will become a wholly owned subsidiary of Ridgewood Financial, Inc. (the "Company"), a New Jersey-chartered stock corporation. Upon consummation of the reorganization, the Company will own all of the shares of the Bank. A majority of the common stock of the Company to be issued will be owned by a New Jersey-chartered mutual savings bank holding company that will have the same directors and officers as the Bank. The remainder (less than half) of the common stock of the Company is being offered to the public in accordance with a plan of reorganization and stock issuance.

It is our understanding that the Company will offer its stock in a subscription and community offering to the Bank's Eligible Account Holders, to Supplemental Eligible Account Holders of the Bank, to Other Participants, to the board members, officers and employees of the Bank, and to the community. This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the financial statements of the Bank's operations for the six months ended June 30, 1998, the year ended December 31, 1997 and the Bank's operations and financials for the prior year ended December 31, 1996. We also reviewed the Bank's Application for Approval of Conversion including the Proxy Statement and the Company's Form SB-2 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted due diligence analysis of the Bank and the Company (hereinafter, collectively referred to as "the Bank") and held due diligence related discussions with the Bank's management and board, KPMG Peat Marwick, LLP, (the Bank's independent auditor), Ryan, Beck & Co., Inc. (the Bank's underwriter), and Malizia, Spidi, Sloane and Fisch, P.C. (the Bank's special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.


Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Reorganization of the Bank, operation and expected financial performance as they related to the Bank's estimated pro-forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro-forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report                                   Page 1-3
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 1. Overview and Financial  Analysis

-----------------------------------
     General  Overview
-----------------------------------

The Bank, after the Reorganization, will be a New Jersey chartered stock savings bank. As of June 30, 1998, the Bank had $242.7 million in total assets, $198.6 million in deposits, $104.6 million in net loans and $17.4 million in equity.

The following table shows the Bank's  facilities as of June 30, 1998.

                       Figure 1 - Current Facilities List

  Broad Street Office
  55 North Broad Street
  Ridgewood, NJ 07450         1964      Leased    $292,000

  Mahwah Office
  6 East Ramapo Avenue
  Mahwah, NJ 07430            1995      Leased     246,000

  Maple Avenue Office
  531 North Maple Avenue
  Ridgewood, NJ 07450         1995      Owned    1,101,000

  TOTAL                                         $1,639,000

The Broad Street office lease is dated April 6, 1975 with a term of thirty years. The Mahwah office lease has a term of twelve years. Each lease has a renewal option.

Conversion Valuation Appraisal Report                                   Page 1-4
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-----------------------------------
               History
-----------------------------------

The Ridgewood Savings Bank of New Jersey is a New Jersey-chartered mutual savings bank, originally chartered in 1885 as The Ridgewood Building and Loan Association. In 1942, the Bank became a New Jersey-chartered savings and loan association. In December 1992, the Bank converted its mutual charter from a New Jersey-chartered savings and loan association to a New Jersey-chartered savings bank. The Bank became a member of the FHLB System in 1933 and the Bank's deposits are currently insured by the SAIF as administered by the FDIC. The Bank is regulated by the New Jersey Department of Banking and Insurance and the FDIC.

Conversion Valuation Appraisal Report                                   Page 1-5
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-----------------------------------
      Strategic Direction
-----------------------------------

Ridgewood Savings Bank of New Jersey was founded in 1885 and primarily serves northwest Bergen County, New Jersey. The Bank is a community and customer oriented mutual savings bank chartered by the State of New Jersey. The Bank provides financial services primarily to individuals, families and small businesses. The Bank emphasizes residential mortgage lending, primarily originates one-to-four family mortgage loans and funds these loans with deposits. The Bank originates other loans secured by real estate, purchases investment and mortgage-backed securities, and uses borrowings as a secondary source of funding.

Ridgewood is a community-oriented retail savings bank offering traditional deposit, residential real estate mortgage loans and, to a lesser extent, consumer loans and other loans. Ridgewood, through its three offices located in Ridgewood and Mahwah, New Jersey provides retail banking services, with an emphasis on one-to-four family residential mortgages. Currently, the Bank originates 20 year and 30 year conforming fixed rate residential mortgage loans primarily for sale on the secondary market. All other mortgage loans are originated for portfolio. At June 30, 1998, loans receivable amounted to approximately $104.6 million or 43.1% of total assets, of which approximately $84.0 million or 70.4% of such total was secured by one-to-four family residential real estate. The Bank invests excess liquidity in mortgage-backed and investment securities (consisting primarily of U.S. government and government agency securities and obligations of states and political subdivisions). Investment and mortgage-backed securities amount to $112.7 million or 46.4% of total assets at June 30, 1998. At June 30, 1998, Ridgewood has total assets, deposits and total equity of $242.7 million, $198.6 million, and $17.4 million, respectively.

Conversion Valuation Appraisal Report                                   Page 1-6
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-----------------------------------
       Balance Sheet Trends
-----------------------------------

The Bank's balance sheet increased by $25.9 million, or 11.94%, from $216.8 million at December 31, 1996 to $242.7 million at June 30, 1998.

Retained earnings has increased $2.0 million from $15.4 million at December 31, 1996 to $17.4 million at June 30, 1998. The retained earnings to assets ratio is currently 7.15%.

                  Figure 2 - Asset and Retained Earnings Chart

                               [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page 1-7
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The following  tables set forth  certain  information  concerning  the financial position of the Bank along with selected ratios at the dates indicated.

                       Figure 3 - Key Balance Sheet Data

                               [GRAPHIC OMITTED]


Source:  Offering Prospectus


                             Figure 4 - Key Ratios


                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page 1-8
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-----------------------------------
          Loan Portfolio
-----------------------------------

The Bank's loan portfolio has decreased by $3.3 million from December 31, 1996 to June 30, 1998, and as a percent of assets, the loan portfolio has decreased from 49.80% at December 31, 1996 to 43.12% at June 30, 1998.

                     Figure 5 - Net Loans Receivable Chart


                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page 1-9
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The Bank is primarily a residential  one-to-four family lender.

                 Figure 6 - Loan Mix as of June 30, 1998 Chart


                                [GRAHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-10
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The  Bank's  loan  mix has been  diversified  between  1996 to 1998 but  remains primarily residential in its composition. Commercial real estate loans have increased as have the consumer equity loans.

                              Figure 7 - Loan Mix

                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-11
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-----------------------------------
          Investments
-----------------------------------

The Bank maintains a high level of liquidity in its investment portfolio, which has grown from $73.5 million at December 31, 1995, to $112.7 million at June 30, 1998.

                          Figure 8 - Securities Chart

                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                   Page 1-1
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-----------------------------------
     Investments and Mortgage-
     Backed Securities
-----------------------------------

The Bank currently invests in United State Government, federal agency, and equity securities. The following table illustrates the Bank's investment portfolio.

                           Figure 9 - Investment Mix

                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-13
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-----------------------------------
          Asset Quality
-----------------------------------

The Bank's non-performing assets to total assets ratio has declined from 1.48% at December 31, 1993 to 0.0025% at June 30, 1998.

                     Figure 10 - Non-Performing Assets Chart


                               [GRAPHIC OMITTED]

Source:  Offering  Prospectus

Note: The Bank had no REO for the periods presented above after December 31, 1993 as illustrated by the zeros.

Conversion Valuation Appraisal Report                                  Page 1-14
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At June 30, 1998,  the Bank's  non-performing  loans to loan ratio was 0.01% and the non-performing assets to total assets ratio was approximately 0.00%, indicating strong asset quality.

                        Figure 11 - Non-Performing Loans


                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-15
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The ALLL has  increased  from $464 thousand at December 31, 1993 to $750 at June
30, 1998. The Bank's ALLL to loans ratio was 0.72% at June 30, 1998.

         Figure 12 - Allowance for Possible Loan and Lease Losses Chart


                               [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-16
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-----------------------------------
        Funding Composition
-----------------------------------

Overall, deposits have increased from $170.6 million at December 31, 1996 to $198.6 million at June 30, 1998. The Bank utilizes borrowings as an alternative to retail deposits to fund its operations. The Bank had $25.4 million in outstanding borrowings at June 30, 1998.

                 Figure 13 - Deposit and Borrowing Trend Chart

                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-17
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The Bank's  deposit mix as of June 30, 1998 is presented  below.  Time  deposits comprised 75.77% of total deposits.

                            Figure 14 - Deposit Mix


                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-18
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-----------------------------------
     Asset/Liability Management
-----------------------------------

The following table illustrates the Bank's internally generated interest rate sensitivity gap. The Bank's one year gap was negative 8.80%.

                   Figure 15 - Interest Rate Sensitivity Gap


                               [GRAPHIC OMITTED]


Source:  Ridgewood Savings Bank

Conversion Valuation Appraisal Report                                  Page 1-19
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-----------------------------------
      Net Worth and Capital
-----------------------------------

At June 30, 1998, the Bank had capital in excess of the minimum requirements for all capital ratios.

                          Figure 16 - Capital analysis


                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-20
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-----------------------------------
     Income and Expense Trends
-----------------------------------

The Bank had net income of $1.25 million for the year ended December 31, 1997. The annualized net income for the six month period ended June 30, 1998 was $974 thousand. Profitability has fluctuated due to the expenses related to the opening of two de-novo branches. Net income for the year ended December 31, 1996 was low due to the one-time SAIF assessment which amounted to $830 thousand pre-tax for the Bank.

                          Figure 17 - Net Income Chart


                               [GRAPHIC OMITTED]

Source: Offering Prospectus
Note: The 1998 net income is for the six months ended June 30, 1998 annualized.

Conversion Valuation Appraisal Report                                   Page 1-1
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Interest rate spread and margin decreased for the six months ended June 30, 1998 from the ratios for the year ended December 31, 1997.

Figure 18 - Average Yields and Costs

                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-21
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The following chart  illustrates that the Bank's spread and margin have declined since December 31, 1995.

                      Figure 19 - Spread and Margin Chart


                               [GRAPHIC OMITTED]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-22
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The Bank had net income of $487 thousand for the six months ended June 30, 1998, compared with $662 thousand for the six months ended June 30, 1997.

                      Figure 20 - Income Statement Trends


                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-24
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The ROAA and  ROAE,  consistent  with net  income,  have  fluctuated  due to the one-time events.

                      Figure 21 - Profitability Trend chart


                               [GRAPHIC OMITTED]


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                                  Page 1-25
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-----------------------------------
          Subsidiaries
-----------------------------------

The Bank does not have any subsidiaries.

-----------------------------------
         Legal Proceedings
-----------------------------------

The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claim involving the making and servicing of real property loans, and other issues incident to the business of the Bank. In the opinion of management, there were no lawsuits pending or known to be contemplated against the Bank at June 30, 1998 that would have a material effect on operations or income.

Conversion Valuation Appraisal Report                                  Page 1-26
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2. Market Area

-------------------------------------
Analysis  Market  Area   Demographics
-------------------------------------

The following tables summarize the demographics for the Bank's markets. The analysis defines the Bank's market as the town in which each branch resides.

                     Figure 22 - Population Demographics


Source: Claritas

Conversion Valuation Appraisal Report                                  Page 1-27
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                     Figure 23 - Household Characteristics


                               [GRAPHIC OMITTED]


Source: Claritas

-----------------------------------
       Market area Deposit
         Characteristics
-----------------------------------

The Bank's branches, as mentioned earlier, are located in Ridgewood and Mahwah, New Jersey. Due to the nature of the Bank's service area, the competition was defined as all branches within each town in which the Bank has a branch.

                            Figure 24 - Market Share

                               [GRAPHIC OMITTED]

                               [GRAPHIC OMITTED]


Source: Sheshunoff data, FinPro calculations.

Conversion Valuation Appraisal Report                                  Page 1-29
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                               [GRAPHIC OMITTED]

                               [GRAPHIC OMITTED]

Source: Sheshunoff data, FinPro calculations.

Conversion Valuation Appraisal Report                                  Page 1-30
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3.  Comparisons With Publicly Traded Thrifts

-----------------------------------
          Introduction
-----------------------------------

This chapter presents an analysis of the Bank's operations against a Comparable Group of publicly traded savings institutions. The Comparable Group was selected from a universe of 395 public thrifts as of August 13, 1998. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the fair market valuation of the Bank. Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro-forma valuation of the Bank to-be-issued common stock.

Conversion Valuation Appraisal Report                                  Page 1-31
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-----------------------------------
       Selection Screens
-----------------------------------

When selecting the Comparables, it was determined that the balance sheet size of the institution was of greater importance than geography due to the importance of economies of scale in a small organization. Additionally, the Bank originates a large volume of residential mortgages, selling the majority of them in the secondary market. To match operating strategies, one of the criteria employed in the comparable selection was to include institutions with low loans to assets ratios.

The selection screens utilized to identify possible Comparables from the list of 395 public thrifts at August 13, 1998 included:

1. The IPO date had to be before June 30, 1997, eliminating any new conversions.

2.   The conversion type had to be a full standard conversion.

3. The total asset size had to be greater than or equal to $200 million and less than or equal to $500 million.

4. The Comparables had to be located in the New England, Mid-Atlantic or Mid-West Regions.

5. The Comparable net loans to assets ratio had to be less than or equal to 55.00%.

6. The Comparables had to have a price to tangible book multiple of less than or equal to 200%

7.   The Comparables could not be involved in a pending merger or acquisition.

Conversion Valuation Appraisal Report                                  Page 1-32
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Applying these criteria against the 395 public thrifts resulted in the following
14 institutions.

                       Figure 25 - Potential Comparables

                               [GRAPHIC OMITTED]


Two institution were eliminated from this list as they are announced merger and acquisition targets.

                       Figure 26 - Comparables Eliminated


The list of comparable institutions is as follows:

Conversion Valuation Appraisal Report                                  Page 1-33
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                          Figure 27 - Comparable Group

                               [GRAPHIC OMITTED]


-----------------------------------
        Selection Criteria
-----------------------------------

Excluded from the Comparable Group were institutions that were involved in pending mergers or acquisitions. Also, institutions that completed their conversions within the last year were also excluded as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively.

In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. The goal of the selection criteria process is to find those institutions that most closely match those of the Bank None of the Comparables selected will be exact clones of the Bank.

Conversion Valuation Appraisal Report                                  Page 1-34
--------------------------------------------------------------------------------



The members of the Comparable Group were selected based upon the following criteria:

          1.   Asset size

          2.   Profitability

          3.   Capital Level

          4.   Balance Sheet Mix

          5.   Operating Strategy

          6.   Date of conversion


1. Asset Size The Comparable Group should have a similar asset size to the Bank. Large institutions are not appropriate for the peer group due to a more extensive branch network, greater financial strength, more access to diverse markets and more capacity in terms of infrastructure. The Comparable Group ranged in size from $200.3 million to $495.2 million in total assets with a median of $356.2 million. The Bank's asset size was $242.7 million as of June 30, 1998 and will be $253.7 million on a pro forma basis at the midpoint of the estimated valuation range.

2. Profitability The Comparable Group had a median ROAA of 0.89% and a median ROAE of 7.92% for the most recent quarter available. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.58% to a high of 2.59% while the ROAE measure ranged from a low of 3.30% to a high of 25.22%. The Bank had a ROAA of 0.42% and ROAE of 5.59% for the six month period ended June 30, 1998.

3. Capital Level The median equity to assets ratio for the Comparable Group was 10.70% with a high of 22.04% and a low of 6.67%. At June 30, 1998, the Bank had an equity to assets ratio of 7.15%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 11.20%.

4. Balance Sheet Mix At June 30, 1998, the Bank had a net loan to asset ratio of 43.12%. The median loan to asset ratio for the Comparables was 51.56%, ranging from a low of 24.12% to a high of 53.73%. On the liability side the Bank's deposit to asset ratio was 81.84% at June 30, 1998 while the Comparable median was 65.35%, ranging from 56.44% to 79.95%. Additionally, the Bank's borrowings to assets ratio was 10.48% as of June 30, 1998 and the Comparable median borrowings to assets ratio was 21.58% with a range of 6.49% to 31.60%.

Conversion Valuation Appraisal Report                                  Page 1-35
--------------------------------------------------------------------------------


5. Operating strategy An institution's operating characteristics are important because they determine future performance. They also affect expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization, and non-financial factors such as management strategies and lines of business.

6. Date of conversion Recent conversions, those completed after June 30, 1997, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.


-----------------------------------
    Comparable Group Profiles
-----------------------------------

o Big Foot Financial Corp. BFFC is a SAIF insured institution that operates 3 branches and is headquartered in Long Grove, Illinois and has $209.5 million in assets. BFFC had the highest efficiency and overhead ratios at 75.41% and 74.39% respectively. BFFC had the lowest level of nonperforming assets to equity ratio, 0.52%, reserves to loans ratio, 0.28%, ROAA, 0.58%, ROAE, 3.30%, interest income to average assets, 6.62%, and noninterest income to average assets, 0.12%. BFFC was selected to the Group based on number of offices, profitability, noninterest income.

o Bancorp Connecticut Inc. BKCT is a BIF insured institution that had the highest assets of the comparable group at $495.2 million, is headquartered in Southington, Connecticut and operates 3 branches. BKCT had the second highest return on average assets, 1.44%, return on average equity, 14.00%, and interest income to average assets, 7.43%. BKCT had the lowest total capital to risk adjusted assets, 17.32%. BKCT was selected to the Group based on number of offices, profitability, and asset growth rate.

o Catskill Financial Corp. CATB is a BIF insured thrift that operates 5 offices, is headquartered in Catskill, New York, and had assets of $309.6 million. CATB had the highest equity to assets ratio, 22.04%, equity + reserves to assets, 22.66%, net interest margin, 3.97%, and net interest income to average assets, 3.88%. CATB had second highest regulatory core capital to assets, 19.61%. Catskill Financial had the second lowest borrowings to assets ratio, 8.36%, interest expense to average assets, 3.31%, efficiency ratio, 47.94%, and overhead ratio, 45.94%. CATB was selected to the Group based on asset size and borrowings to asset ratio.


o 1st Bergen Corp. FBER is a SAIF insured thrift that operates 4 offices, is headquartered in Wood-Ridge, New Jersey and had assets of $300.8 million. FBER had the second highest nonperforming assets to assets ratio, 0.96%, nonperforming assets to equity ratio, 8.26%, and reserves to loans ratio, 2.41%. FBER had the lowest noninterest income to average assets, 0.12%. It was selected as a comparable based on its number of branches, asset size, efficiency ratio, overhead ratio, and deposit growth rate.

o First Keystone Financial FKFS is a SAIF insured institution with 6 offices, is headquartered in Media, Pennsylvania, and had assets of $385.2 million. FKFS had the highest nonperforming assets to assets ratio, 1.34% and nonperforming assets to equity ratio, 20.06%. FKFS had the lowest equity to assets ratio, 6.67%, regulatory core capital to assets, 8.50%, equity + reserves to assets, 7.13%, reserves to nonperforming loans 57.73%, and reserves to nonperforming assets + 90, 34.27%. FKFS was selected as a comparable based on its equity to assets ratio, deposit growth rate, and loans to assets.

o Fidelity Bancorp Inc. FSBI is a SAIF insured institution with 8 offices, headquartered in Pittsburgh, Pennsylvania, and has $402.9 million in assets. FSBI had the highest reserves to nonperforming loans ratio, 704.67%, reserves to nonperforming assets + 90, 658.57%, and the second highest interest expense to average assets ratio, 4.30%, and the second highest deposit growth rate, 12.08%. FSBI had the lowest nonperforming assets to assets, 0.08%, the second lowest nonperforming loans to loans, 0.15%. FSBI was selected to the Group based on asset quality, asset growth rate, and equity to assets ratio.

Conversion Valuation Appraisal Report                                  Page 1-37
--------------------------------------------------------------------------------

o Lawrence Savings Bank LSBX is a BIF insured thrift that is headquartered in North Andover, Massachusetts, operates 5 branches and had $344.9 million in assets. LSBX had the highest return on average assets, 2.59%, return on average equity, 25.22%, and the second highest loans to assets ratio,
     53.05%, and deposits to assets ratio, 74.59%. LSBX had the lowest nonperforming loans to loans, 0.14%, asset growth rate, -5.85%, and the second lowest total capital to risk adjusted assets ratio, 18.09%. It was included as a comparable based on its borrowing to assets ratio, efficiency, and overhead ratio.

o NewMil Bancorp Inc. NMSB is a BIF insured institution that operates 15 offices, is headquartered in New Milford, Connecticut, and had assets of $367.6 million. NMSB had the highest deposits to assets ratio, 79.95%, reserves to loans ratio, 2.98%, noninterest income to average assets ratio, 0.45%, and noninterest expense to average assets ratio, 2.80%. NMSB had the lowest loan growth rate, -2.18%. NMSB was selected as a comparable based on its loan growth rate, efficiency ratio, overhead ratio, borrowings to assets ratio, deposits to assets ratio, and loans to assets ratio.

o Peekskill Financial Corp. PEEK is a SAIF insured thrift that operates 3 offices, is headquartered in Peekskill, New York, and had the lowest level of assets of the comparable group at $200.3 million. PEEK had the highest regulatory core capital to assets ratio, 21.80%, total capital to risk adjusted assets, 88.60%, and nonperforming loans to loans ratio, 2.32%. PEEK had the lowest loans to deposits ratio, 34.54%, loans to assets ratio, 24.12, borrowings to assets ratio, 6.49%, interest expense to average assets, 3.20%, and noninterest income to average assets ratio, 0.12%. PEEK was selected to the Group based on its deposit growth rate and number of offices.

o Permanent Bancorp Inc. PERM is a SAIF insured institution with 11 offices, is headquartered in Evansville, Indiana, and had $439.1 million in total assets. PERM had the highest intangible assets to equity ratio, 1.06%, interest expense to average assets, 4.53%, and noninterest income to average assets, 0.45%. PERM had the lowest net interest income to average assets ratio, 2.62%. PERM was selected as a comparable based on its level of equity.

o WVS Financial Corp. WVFC is a SAIF insured institution with 6 offices, is headquartered in Pittsburgh, Pennsylvania, and had $297.1 million in total assets. WVFC had the highest loans to deposits ratio, 95.19%, loans to assets ratio, 53.73%, and the highest interest income ratio, 7.61%. WVFC had the lowest deposits to assets ratio, 56.44%, and the lowest deposit growth rate, -1.88%. WVFC was selected as a comparable based on its number of offices and total capital to risk adjusted assets ratio.

Conversion Valuation Appraisal Report                                  Page 1-38
--------------------------------------------------------------------------------

o Yonkers Financial Corp. YFCB is a SAIF insured institution with 5 offices, headquartered in Yonkers, New York, and had $401.6 million in total assets. YFCB had the highest borrowings to assets ratio, 31.60%, asset growth rate, 39.39%, loan growth rate, 97.68%, and deposit growth rate, 13.77%. YFCB had the lowest nonperforming loans to loans ratio, 0.14%. YFCB was selected as a comparable based on its profitability and equity + reserves to assets.

Conversion Valuation Appraisal Report                                  Page 1-38
--------------------------------------------------------------------------------


All data presented in Figure 28 is from SNL Securities utilizing the most recent quarter for balance sheet and income statement related items. All data for the Bank is from the offering circular.

                      Figure 28 - Key Financial Indicators

                               [GRAPHICS OMITTED]

Conversion Valuation Appraisal Report                                  Page 1-40
--------------------------------------------------------------------------------


                               [GRAPHIC OMITTED]


Source: The Bank Offering Circular, FinPro calculations and SNL Securities
Note: All of the Bank data is for the six months ended June 30, 1998, annualized where appropriate.
Note: All of the Comparable data is as of the most recent quarter.

Conversion Valuation Appraisal Report                                  Page 1-38
--------------------------------------------------------------------------------

4.  Market Value Determination


-----------------------------------
          Introduction
-----------------------------------

The estimated pro-forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments delineated in this section are made from potential investors' viewpoints. A potential investor includes depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based, but the major ones utilized for purposes of this report include:

          o     Balance Sheet Strength

          o     Asset Quality

          o     Earnings Quality, Predictability and Growth

          o     Market Area

          o     Management

          o     Dividends

          o     Liquidity of the Issue

          o     Subscription Interest

          o     Recent Regulatory Matters

          o     Market for Seasoned  Thrift  Stocks

          o     Acquisition  Market

After identifying the adjustments that should be made to market value, the pro-forma market value for the Bank is computed and adjusted. The estimated pro-forma market value for the Bank is then compared with the market valuation ratios of the Comparable Group, recently converted public thrifts, New Jersey thrifts and the aggregate ratios for all public thrifts.

Conversion Valuation Appraisal Report                                  Page 1-42
--------------------------------------------------------------------------------

After adjusting the Bank's market value in relation to the Comparable Group, consideration was given to the type of conversion the Bank is undertaking. In this particular case it was appropriate to compare and adjust the Bank's market value in relation to the performance of other mutual holding companies.

Conversion Valuation Appraisal Report                                  Page 1-43
--------------------------------------------------------------------------------


-----------------------------------
     Balance Sheet Strength
-----------------------------------


The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as bank liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following tables summarize the key financial elements of the Bank measured against the Comparable Group.

                       Figure 29 - Key Balance Sheet Data

                               [GRAPHIC OMITTED]


Sources:  SNL and Offering Circular Data, FinPro Computations

Asset Composition - The Bank's net loan to asset ratio of 43.12% is below the median for the Comparable Group of 51.56%. Both of these loans to assets ratios are low relative to the industry.

Funding Mix - The Bank is funded primarily through deposits, 81.84% of assets, and retained earnings, 7.15% of assets. The Comparable Group has a greater reliance on equity and borrowings than the Bank with a median deposits to assets ratio of only 65.35%, a borrowing ratio of 21.58% of assets and equity to assets ratio of 10.70%. The Bank has a low level of borrowings, 10.48%, which leaves room for an additional funding source in the future.

Conversion Valuation Appraisal Report                                  Page 1-44
--------------------------------------------------------------------------------


Liquidity - The liquidity of the Bank and the Comparable Group appear similar and were sufficient to meet all regulatory guidelines.

The Bank has experienced growth similar to the Comparable Group in terms of assets and deposits, but has a significant disadvantage in terms of loan growth.

                      Figure 30 - Balance Sheet Growth Data

                               [GRAPHIC OMITTED]


Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report                                  Page 1-45
--------------------------------------------------------------------------------

                            Figure 31 - Capital Data


                               [GRAPHIC OMITTED]

Sources:   SNL  and  Offering   Circular  Data,   FinPro   Computations


Capitalization - The Comparable Group's median equity to assets ratio of 10.70% is higher than the Bank's ratio of 7.15%, however the Bank's pro forma equity to assets ratio is projected to be 10.81% at the midpoint of the valuation range.


Intangible Levels - One of the most important factors influencing market values is the level of intangibles that an institution carries on its books. Thrifts trade more on tangible book than on book. One of the Comparables has intangible assets. The Bank had no intangible assets.

Interest Rate Risk - The Bank has a moderate level of interest rate risk, evidenced by the negative one year cumulative gap of 8.80%.

The Bank's asset mix, pro forma capital levels, and intangible levels are in-line with the Comparables. The Comparables have a slightly higher reliance on borrowings. Based on the similarity of the balance sheet structure between the Comparable Group and the Bank, no adjustment is warranted for this measure.

Conversion Valuation Appraisal Report                                  Page 1-46
--------------------------------------------------------------------------------


-----------------------------------
         Asset Quality
-----------------------------------

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, REO and levels of ALLL in assessing the attractiveness of investing in the common stock of an institution.

                        Figure 32 - Asset Quality Table

                               [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations


The Bank has a lower level of non-performing loans ("NPL") to total loans at 0.01% when compared to the Comparable Group at 0.41%. The Bank had a non-performing assets to assets ratio of approximately 0.00%, which was lower than the Comparable median of 0.25%. The Bank's reserve level, 0.72% of total loans, is lower than the Comparable median of 1.29% of loans. The Bank's stronger asset quality is offset by the lower level of reserves, when compared to the Comparable Group. Therefore, no adjustment is warranted.

Conversion Valuation Appraisal Report                                  Page 1-47
--------------------------------------------------------------------------------


-----------------------------------
       Earnings Quality,
    Predictability and Growth
-----------------------------------

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

     o    net interest income

     o    loan loss provision

     o    non-interest income

     o    non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report                                  Page 1-48
--------------------------------------------------------------------------------



The Bank had net income of $1,250 for the year ended December 31, 1997. The annualized net income for the six month period ended June 30, 1998 was $974.

                          Figure 33 - Net Income Trend

                               [GRAPHIC OMITTED]


Sources:  Offering Circular

Conversion Valuation Appraisal Report                                  Page 1-49
--------------------------------------------------------------------------------




The return on asset and return on equity ratios are below the Comparable Group median.

                         Figure 34 - Profitability Data


                               [GRAPHIC OMITTED]


Sources:  SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report                                  Page 1-50
--------------------------------------------------------------------------------



                       Figure 35 - Income Statement Data

                               [GRAPHIC OMITTED]

Sources:  SNL and Offering Circular Data, FinPro Computations


Compared to the Comparable Group average, the Bank's yield on assets is 30 basis points lower while the cost of funds is 64 basis points higher. These disadvantages are partially offset by the Bank's lower level of noninterest expense, which is 37 basis points lower than the Comparables.

Taken collectively, the income of the Bank can be measured by the efficiency ratio, where the Bank has a disadvantage of 8.01% as compared to the Comparable median.

Currently, investors are focusing on earnings sustainability as the interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks can not easily replace lost spread and margin with balance sheet growth.

The Bank's inability to grow loans, will result in further reliance on the wholesale market for assets and provide lower yield. Based on this factor and the Bank's historical earnings performance, a downward adjustment is warranted to the market value for earnings.

Conversion Valuation Appraisal Report                                  Page 1-51
--------------------------------------------------------------------------------


-----------------------------------
          Market area
-----------------------------------

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market.

     Demographic Data - The town of Ridgewood has experienced a population decline of 4.34% between 1980 and 1990. However, Ridgewood's population is expected to grow 4.90% through 2002. The median household income in Ridgewood is extremely high at $90,033. The Bank's other market is Mahwah which has experienced population growth of 48.41% between 1980 and 1990, and is projected to grow 37.82% between 1990 and 2002. Mahwah's median household income is also high at $66,238.

     Competitive Data - Deposits in Ridgewood have grown 6.20% between 1993 and 1997, which is approximately half of the state's growth rate during the same time period. The town of Ridgewood has a high average branch size of $62.0 million. Mahwah has experienced a deposit decline of 10.20% between 1993 and 1997. The average branch size in Mahwah is $20.5 million, which is low.

Based on these factors no adjustment is warranted for this factor.

Conversion Valuation Appraisal Report                                  Page 1-52
--------------------------------------------------------------------------------


-----------------------------------
          Management
-----------------------------------

The Bank has developed a good management team with considerable banking experience. The Bank's organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report                                  Page 1-53
--------------------------------------------------------------------------------


-----------------------------------
          Dividends
-----------------------------------

Historically, banks have not established dividend policies immediately at or after conversion to stock ownership. Rather, newly converted institutions, in general, have preferred to establish an earnings track record, fully invest the conversion proceeds, and allow for seasoning of the stock before establishing a dividend policy. In the late 1980's and early 1990's however, there has been a tendency toward initiating dividend policies concurrent with the conversion as a means of increasing the attractiveness of the issue and to utilize the proceeds.


The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Recent pressures on ROE and on internal rate of returns to investors has prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in this regard.

Conversion Valuation Appraisal Report                                  Page 1-54
--------------------------------------------------------------------------------


                           Figure 36 - Dividend Data


                               [GRAPHIC OMITTED]


Sources: SNL and Offering Circular Data, FinPro Computations

Ten of the twelve Comparable institutions had declared dividends. The median dividend payout ratio for the Comparable Group was 27.60%, ranging from a high of 153.06% to a low of 0.00%. The Bank on a pro forma basis (at the mid point of the value range) will have an equity to assets ratio of 10.81% compared to the Comparable Group's median of 10.70%. It will therefore, be able to afford to pay dividends. As such, no adjustment is indicated for this factor.

Conversion Valuation Appraisal Report                                  Page 1-55
--------------------------------------------------------------------------------


-----------------------------------
     Liquidity of the Issue
-----------------------------------

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

                     Figure 37 - Market Capitalization Data

                               [GRAPHIC OMITTED]


Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $34.7 million to a high of $87.3 million with a median market capitalization of $47.3 million. The Bank expects to have $12.22 million of market capital at the midpoint on a pro forma basis.

Since the size of the offering is small and the resultant entity will be a mutual holding company, it is unlikely that an active and liquid trading market will develop and be maintained. Therefore, a slight downward adjustment for this factor appears warranted.

Conversion Valuation Appraisal Report                                  Page 1-56
--------------------------------------------------------------------------------


-----------------------------------
Recent Regulatory Matters
-----------------------------------

The recent interest in thrift IPO's has caused large oversubscriptions, which in turn have caused large price appreciation's in the aftermarket. Recently, regulators have been indicating the need for increased pricing of new issues in the attempt lessen the aftermarket appreciation. Also, regulators have been concerned with capital redistributions from thrifts which have converted within the past three years. Regulatory agencies are publicly indicating that they will enforce the limits of stock buy backs to: 0% in the first year, 5% in the second year and 5% in the third year.

Additionally, the regulatory agencies are forcing second step conversions to adjust the ownership computation for any waived dividends paid to the holding company, thereby, diluting the minority shareholders. Additionally, any assets held by the Holding Company will also dilute the minority ownership in a second step by regulatory decree.

This threat to newly converted institutions, of not being able to use all of the capital markets tools available, will hurt the stock's attractiveness, as it will put them at a significant competitive disadvantage to the rest of the industry.

As such, a downward adjustment for this measure is warranted based on the uncertainty surrounding the regulatory environment.

Conversion Valuation Appraisal Report                                  Page 1-57
--------------------------------------------------------------------------------


-----------------------------------
 Market for Seasoned Thrift Stocks
-----------------------------------

Data for all public thrifts as of August 13, 1998 is provided in Exhibit 7. A common measure utilized as a proxy for the performance of the thrift industry is the SNL thrift index graphically shown below and tabularly shown on the following page:

                       Figure 38 - SNL Thrift Index Chart

                               [GRAPHIC OMITTED]

 Source: SNL Securities

Conversion Valuation Appraisal Report                                  Page 1-58
--------------------------------------------------------------------------------

                        Figure 39 - Historical SNL Index

                               [GRAPHIC OMITTED]

Source:  SNL Securities

                           Figure 40 - Equity Indices

                               [GRAPHIC OMITTED]


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Conversion Valuation Appraisal Report                                  Page 1-59
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                     Figure 41 - Historical Market Indices



As the Figures 38 and 39 illustrate, the performance of the SNL index has been robust through 1992, 1993, 1994 and 1995. The dip in the index, occurring in late 1994, was the product of the interest rate rise during that period along with the overall uneasiness in the stock market in general. The rate scenario covering the same period as the SNL index can be seen in the following chart.


                          Figure 42 - Historical Rates

                               [GRAPHIC OMITTED]


Source:  Prudential Bache Securities

Conversion Valuation Appraisal Report                                  Page 1-60
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As the graph demonstrates,  the rate rise in late 1994 correlates closely to the fall in thrift prices. The drop in rates in 1995 was one of the primary drivers of the rapid rise in the SNL index. During 1996, rates increased slightly and then remained stable, fueling the rise in the conversion prices. 1997 has seen a continuation of this trend, with the median IPO pricing at 71.1%, 71.4%, 72.5%, and 76.6% of book value for the first, second, third, and fourth quarters of 1997, respectively, and 78.4%, 76.6% and 77.8% in the first, second, and third quarters of 1998, respectively.

Thrift pricing in general was robust in 1995 due to the falling interest rates, the industry consolidation and renewed earnings. Contrasting this view, in late 1994 investors faced shrinking spreads and margins due to rising rates and consolidation that was tailing off and slowing down.

As Figure 40 and 42 show, in 1997, the flat interest rate environment has contributed to the appreciation in the SNL index. However, thrift market prices in 1998 have leveled off and not kept pace with the S&P 500 and the Dow Jones Industrial Average.

A downward adjustment for this measure is warranted, as the institution will trade at a discount to the market until the capital is adequately invested, and since investors have a stated preference to see a few full quarters of earnings in a newly converted institution.

Conversion Valuation Appraisal Report                                  Page 1-61
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------------------------------------
       Acquisition Market
------------------------------------

                  Figure 43 - Deals for Last Fourteen Quarters


                               [GRAPHIC OMITTED]


Source:  SNL Securities

Conversion Valuation Appraisal Report                                  Page 1-62
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From 1994 through August 13, 1998, thrift deal prices remained high. Nationally, all pricing multiples are up in 1998. Regionally, price to book and price to tangible book are down, while price to earnings, price to assets and price to deposits are up. Deals $10-50 million were priced at lower multiples.

                           Figure 44 - Deal Multiples


                               [GRAPHIC OMITTED]

Currently, there are four thrift acquisitions pending in New Jersey. Richmond County Financial is in the process of acquiring Bayonne Bancshares. Bayonne Bancshares was priced at 175% of book and 40.0X LTM earnings. Sovereign Bancorp is purchasing First Home Bancorp for 235% of book value and 18.2X earnings. IBS Financial Corp. is being acquired by HUBCO Inc. for 187% of book and 38.4X earnings. Pulse Bancorp. is being acquired by First Source Bancorp. for 221% of book and 18.2X earnings.

No adjustment is warranted for this factor, as the Bank will not be readily available for acquisition immediately following the reorganization and the Comparable Group has been screened to attempt to eliminate stocks with speculation included in their pricing.

Conversion Valuation Appraisal Report                                  Page 1-63
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-----------------------------------
     Adjustments to Value in
    Relation to the Comparable
               Group
-----------------------------------

Overall,  FinPro  believes  that the  Bank  pro-forma  market  value  should  be
discounted   relative  to  the  Comparable   Group,   reflecting  the  following
adjustments.

Key Valuation Parameters                          Valuation Adjustment

Balance Sheet Strength                            No Adjustment

Asset Quality                                     No Adjustment

Earnings Quality, Predictability  and  Growth     Downward

Market Area                                       No Adjustment

Management                                        No Adjustment

Dividends                                         No Adjustment

Liquidity of the Issue                            Slight Downward

Recent Regulatory Matters                         Downward

Market for Seasoned Thrift Stocks                 Downward

Acquisition Market                                No Adjustment

As a result of all the factors discussed, a full offering discount of approximately 11% on a price to earnings basis and a 50% discount on a price to book basis appears to be reasonable.

Conversion Valuation Appraisal Report                                  Page 1-64
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  5. Other Adjustments

-----------------------------------
      Market for MHC Stocks
-----------------------------------

As the Bank is undergoing an MHC reorganization, it should be compared to other publicly traded institutions which have undergone a similar process. MHC's trade at discounts to full converted thrifts due to a number of factors which include: reduced liquidity, insider control and lack of acquisition speculation. However, these negative factors are slightly offset by trading premiums built into MHC's for the possibility for a secondary offering.

  Figure 45 - MHC  Reorganizations (Since  1/1/97)  Pro  Forma  Data

                               [GRAPHIC OMITTED]


Source:  SNL  Securities


       Figure 46 - MHC Reorganizations (Since 1/1/97) Price Appreciation

                               [GRAPHIC OMITTED]


Source:  SNL  Securities


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Conversion Valuation Appraisal Report                                  Page 1-65
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                        Figure 47 - MHC Trading Multiples


                                [GRAPHIC OMITTED


Source: SNL Securities


           Figure 48 - Recent Second Step Price Change, Since 1/1/97

                               [GRAPHIC OMITTED]

Source:  SNL Securities

Conversion Valuation Appraisal Report                                  Page 1-66
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                        Figure 49 - MHC Trading Discount

                               [GRAPHIC OMITTED]

Source:  SNL Securities
Note: The MHC multiples have been adjusted by SNL to provide a reasonable comparison by assuming a full conversion.

Using data compiled to SNL Securities as of July 31, 1998, the most recent data available, the MHC values on a fully converted basis should be compared to the trading values for all fully public thrifts to arrive at MHC premiums and discounts.

As shown in Figure 49, MHC's that have not announced a second step are presently trading at a 13.83% premium on an earnings basis and a 29.75% discount on a book basis, when compared to fully converted thrifts. Even the adjusted MHC have the second step speculation built into their pricing. There will be little speculation of the Bank under-going a second step conversion for at least one year. A downward adjustment is warranted for this factor as the Bank will not trade on a fully converted basis, as the Comparables do.


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Conversion Valuation Appraisal Report                                  Page 1-67
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-----------------------------------
     Subscription Interest
-----------------------------------

Based on the stock appreciation for both thrift stocks and for the U.S. equity market in general, the market for public offerings has attracted a significant level of attention. The market for public offerings is driven by the lack of supply of stocks to meet the demand created primarily by the growth of mutual funds. Thrift IPO's have received a greater amount of attention due to the price "pops" of recent standard conversions.

Conversion Valuation Appraisal Report                                  Page 1-67
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               Figure 50 - Recent Standard Conversion Performance


                               [GRAPHIC OMITTED]


Source:  SNL Securities, FinPro calculations


As illustrated, thrift stocks have appreciated substantially on the first day of trading, however, this trend is decreasing, with one day price appreciations of 52.50%, 51.25% and 25.63% for the first, second and third quarters of 1998. Additionally, the vast majority of the recent conversions have closed at the supermaximum of the estimated value range. As such, slight upward adjustment for subscription interest is still warranted at this time.

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Conversion Valuation Appraisal Report                                  Page 1-69
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6. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro-forma market value approach, four key pricing multiples were considered. The four multiples include:

          Price to earnings ("P/E")

          Price to tangible book value ("P/TB")

          Price to book value ("P/B")

          Price to assets ("P/A")

All of the approaches were calculated on a pro-forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibits 10, 11, 12 and 13.

To ascertain the pro-forma estimated market value of the Bank, the market multiples for the Comparable Group, all publicly traded thrifts and the recent (1997 to date) standard conversions were assessed.

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B approach had gained in importance and is utilized frequently as the benchmark for market value. It is interesting to note that the P/B approach is more of a benchmark than a reliable valuation technique. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Most recently, the P/E approach has regained favor among investors.

The evidence of the movement towards the P/E Multiple can be seen in the acquisition, trading and IPO markets. The P/LTM EPS multiple for the completed mergers is 22.4x, for all public thrifts the trading P/LTM EPS is 27.0x and for recent standard conversions is 19.6x.

As such, in estimating the market value for the Bank, the most emphasis was placed on the P/E approach. The P/B and P/TB were given much less weight and the P/A ratio was not given much weight at all.

In terms of the market multiples, most weight was given to the Comparable Group. The second highest weight was afforded to recent MHC's than to recent standard conversions. Less weight was ascribed to all public thrifts and all New Jersey thrifts. The multiples for the Comparable Group, all publicly traded thrifts, and New Jersey publicly traded thrifts are shown in Exhibit 8.

Conversion Valuation Appraisal Report                                  Page 1-70
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-----------------------------------
     Full  Offering Value in
     Relation to Comparables
-----------------------------------

Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint for a full standard conversion is estimated to be $26,000,000. Based upon a range below and above the midpoint value, the relative values are $22,100,000 at the minimum and $29,900,000 at the maximum respectively. At the supermaximum of the range the offering value would be $34,385,000.

At the various levels of the estimated value range, the full offering would result in the following offering data:

Figure 51 - Value Range Full Offering Data

                               [GRAPHIC OMITTED]

Source: FinPro Inc. Pro forma Model




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Conversion Valuation Appraisal Report                                  Page 1-71
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                     Figure 52 - Value Range Offering Data

                               [GRAPHIC OMITTED]


This equates to the following multiples:


   Figure 53 - Comparable Pricing Multiples to the Bank's Pro forma Midpoint


                               [GRAPHIC OMITTED]


Source:  FinPro Calculations

As Figure 53 demonstrates, the Bank is priced at a discount of 17.25% on a core earnings basis. A discount of 50.42% is applied to the Bank relative to the Comparable Group on a price to book basis.

Conversion Valuation Appraisal Report                                  Page 1-72
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 Figure 54 - Comparable Pricing Multiples to the Bank's Pro forma Supermaximum


                               [GRAPHIC OMITTED]

Source:  FinPro Calculations

Recently, thrift public offerings have been over-subscribing and have been closing at the supermaximum of the estimated value range. Therefore, a more meaningful comparison would be the Bank's multiples at the supermaximum of the EVR to the Comparable Group. Figure 54 shows the Bank (at the supermaximum) is priced at a 1.54% discount on a core earnings basis and at a 44.77% discount on a book basis.

Conversion Valuation Appraisal Report                                  Page 1-73
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-----------------------------------
     MHC Value in Relation to
          MHC's
-----------------------------------

The Bank pricing at the midpoint for a MHC Conversion is estimated to be $12,200,000. Based upon a range below and above the midpoint value, the relative values are $10,387,000 at the minimum and $14,053,000 at the maximum, respectively. At the supermaximum of the range the offering value would be $16,160,950.

At the various levels of the estimated value range, the full offering would result in the following offering data:

                    Figure 55 - Value Range MHC Offering Data

                               [GRAPHIC OMITTED]

Source: FinPro Inc. Pro forma Model

                     Figure 56 - Value Range Offering Data

                               [GRAPHIC OMITTED]

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Conversion Valuation Appraisal Report                                  Page 1-74
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This equates to the following multiples:

       Figure 57 - MHC Pricing Multiples to the Bank's Pro forma Midpoint

                               [GRAPHIC OMITTED]

Source:  FinPro Calculations

As Figure 57 demonstrates, the Bank is priced at a discount of 44.13% on a core earnings basis. A discount of 50.01% is applied to the Bank relative to the MHC median trading price to book trading multiple.


     Figure 58 - MHC Pricing Multiples to the Bank's Pro forma Supermaximum

                               [GRAPHIC OMITTED]

Source:  FinPro Calculations

Recently, MHC offerings have been over-subscribing and have been closing at the supermaximum of the estimated value range. Therefore, a more meaningful comparison would be the Bank's multiples at the supermaximum of the EVR to the MHC trading median. Figure 58 shows the Bank (at the supermaximum) is priced at a 30.15% discount on a core earnings basis and at a 41.40% discount on a book basis.

Conversion Valuation Appraisal Report                                  Page 1-38
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-----------------------------------
     Valuation Conclusion
-----------------------------------

It is, therefore, our opinion that as of August 13, 1998, the estimated pro-forma market value of the Bank in a full offering was $26,000,000 at the midpoint of a range with a minimum of $22,100,000 to a maximum of $29,900,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or supermaximum value in a full offering is $34,385,000. The stock will be issued at $10.00 per share.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 47% will equal 1,038,700 shares, 1,222,000 shares, 1,405,300 shares and 1,616,095 shares at the minimum, midpoint, maximum and supermaximum, respectively.

Pro-forma comparisons of the Bank's value range with the Comparable Group, all public thrifts, and New Jersey public thrifts is shown in Exhibits 10, 11, 12 and 13.